Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 25, 2008 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appears on page 44 in the Annual Report on Form 10-K of Colorado Goldfields Inc. (an Exploration Stage Company) as of August 31, 2008 and 2007 and for each of the years in the two-year period ended August 31, 2008, and for the period from February 11, 2004 (Inception) through August 31, 2008.
/s/ GHP Horwath, P.C.
GHP Horwath, P.C.
Denver, Colorado
April 3, 2009